Draft of November 7, 1995                                         Exhibit 4.10


================================================================================





                        AMCAST INDUSTRIAL CORPORATION


                                NOTE AGREEMENT

                         Dated as of November 1, 1995


                Re:     $50,000,000 7.09% Senior Notes
                                     Due
                               November 7, 2005



================================================================================

                               TABLE OF CONTENTS

                         (Not a part of the Agreement)

SECTION                       HEADING                                                                              PAGE
SECTION  1.                   DESCRIPTION OF NOTES AND COMMITMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  1

      Section 1.1.            Description of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      Section 1.2.            Commitment, Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      Section 1.3.            Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

SECTION 2.                    PREPAYMENT OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

      Section 2.1.            Required Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      Section 2.2.            Optional Prepayment with Premium  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Section 2.3.            Prepayment of Notes upon Change of Control  . . . . . . . . . . . . . . . . . . . . . .  3
      Section 2.4.            Notice of Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      Section 2.5.            Application of Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      Section 2.6.            Direct Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 3.                    REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

      Section 3.1.            Representations of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      Section 3.2.            Representations of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

SECTION 4.                    CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

      Section 4.1.            Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      Section 4.2.            Waiver of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

SECTION 5.                    COMPANY COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

      Section 5.1.            Corporate Existence, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      Section 5.2.            Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      Section 5.3.            Taxes, Claims for Labor and Materials; Compliance with Laws . . . . . . . . . . . . . .  8
      Section 5.4.            Maintenance, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      Section 5.5.            Nature of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      Section 5.6.            Consolidated Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      Section 5.7.            Maintenance of Consolidated Indebtedness  . . . . . . . . . . . . . . . . . . . . . . .  9
      Section 5.8.            Limitations on Consolidated Priority Indebtedness . . . . . . . . . . . . . . . . . . .  9
      Section 5.9.            Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10










                                     146
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
      Section 5.10.           Mergers, Consolidations and Sales of Assets . . . . . . . . . . . . . . . . . . . 12
      Section 5.11.           Repurchase of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      Section 5.12.           Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      Section 5.13.           Termination of Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      Section 5.14.           Notes to Rank Pari Passu  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      Section 5.15.           Reports and Rights of Inspection . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 6.                    EVENTS OF DEFAULT AND REMEDIES THEREFOR . . . . . . . . . . . . . . . . . . . . . 19

      Section 6.1.            Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      Section 6.2.            Notice to Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      Section 6.3.            Acceleration of Maturities  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      Section 6.4.            Rescission of Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

SECTION 7.                    AMENDMENTS, WAIVERS AND CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . 22

      Section 7.1.            Consent Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      Section 7.2.            Solicitation of Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      Section 7.3.            Effect of Amendment or Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 8.                    INTERPRETATION OF AGREEMENT; DEFINITIONS  . . . . . . . . . . . . . . . . . . . . 23

      Section 8.1.            Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      Section 8.2.            Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      Section 8.3.            Directly or Indirectly  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

SECTION 9.                    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

      Section 9.1.            Registered Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      Section 9.2.            Exchange of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      Section 9.3.            Loss, Theft, Etc. of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      Section 9.4.            Expenses, Stamp Tax Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      Section 9.5.            Powers and Rights Not Waived; Remedies Cumulative . . . . . . . . . . . . . . . . 32
      Section 9.6.            Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      Section 9.7.            Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      Section 9.8.            Survival of Covenants and Representations . . . . . . . . . . . . . . . . . . . . 32
      Section 9.9.            Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      Section 9.10.           Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      Section 9.11.           Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

Signature Page                  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34






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ATTACHMENTS TO NOTE AGREEMENT:

Schedule I           -      Names and Addresses of Purchasers and Amounts of
                            Commitments

Schedule II          -      Indebtedness; Liens Securing Indebtedness
                            (including Capitalized Leases); and Subsidiaries as of the Closing Date

Schedule III         -      Use of Proceeds

Exhibit A            -      Form of 7.09% Senior Note due November 7, 2005

Exhibit B            -      Representations and Warranties of the Company

Exhibit C            -      Description of Special Counsel's Closing Opinion

Exhibit D            -      Description of Closing Opinions of Counsel to the
                            Company





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



                         AMCAST INDUSTRIAL CORPORATION
                         7887 Washington Village Drive
                              Dayton, Ohio  45459

                                 NOTE AGREEMENT



         Re:                                    $50,000,000 7.09% Senior Notes
                              Due November 7, 2005
                                                                     Dated as of
                                                                November 1, 1995
To the Purchaser named in Schedule I
hereto which is a signatory of this
Agreement

Ladies and Gentlemen:

         The undersigned, Amcast Industrial Corporation, an Ohio corporation (the "Company"), agrees with you as follows:

SECTION 1.       DESCRIPTION OF NOTES AND COMMITMENT

         Section 1.1. Description of Notes. The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 7.09% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.09% per annum, payable quarterly on the seventh day of February, May, August and November in each year (commencing February 7, 1996) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on November 7, 2005, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in SECTION 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I. You and













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
the other purchasers named in Schedule I are hereinafter sometimes referred to as the "Purchasers". The terms which are capitalized herein shall have the meanings set forth in SECTION 8.1 unless the context shall otherwise require.

         Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

         Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of in the amount of the purchase price at 10:00 A.M., Chicago, Illinois time, on November 7, 1995 or such later date (not later than November 30, 1995) as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee, as may be specified in Schedule I attached hereto.

           Section 1.3. Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers' names in Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the "Agreements". The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

SECTION 2.                  PREPAYMENT OF NOTES.

           Section 2.1. Required Prepayments. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on the seventh day of November in each year, commencing November 7, 2002 and ending November 7, 2004, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (a) $12,500,000 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on November 7, 2005. No premium shall be payable in connection with any required prepayment made pursuant to this SECTION 2.1.





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
         In the event that the Company shall prepay less than all of the Notes pursuant to SECTION 2.2, the amounts of the prepayments required by this SECTION
2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to SECTION 2.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

           Section 2.2. Optional Prepayment with Premium. In addition to the payments required by SECTION 2.1, upon compliance with SECTION 2.4, the Company shall have the privilege, at any time and from time to time of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000), by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this SECTION 2.2.

           Section 2.3. Prepayment of Notes upon Change of Control. (a) In the event that any Change of Control (as hereinafter defined) shall occur or the Company shall have knowledge of any proposed Change of Control, the Company will give written notice (the "Company Notice") of such fact in the manner provided in SECTION 9.6 hereof to the holders of the Notes. The Company Notice shall be delivered promptly upon receipt of such knowledge by the Company and in any event no later than three Business Days following the occurrence of any Change of Control. The Company Notice shall (1) describe the facts and circumstances of such Change of Control in reasonable detail, (2) make reference to this SECTION 2.3 and the right of the holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this SECTION 2.3, (3) offer in writing to prepay the outstanding Notes, together with accrued interest to the date of prepayment, and (4) specify a date for such prepayment (the "Change of Control Prepayment Date"), which Change of Control Prepayment Date shall be not more than 90 days nor less than 30 days following the date of such Company Notice. Each holder of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder in full by written notice to the Company (a "Noteholder Notice") given not later than 20 days after receipt of the Company Notice. The Company shall on the Change of Control Prepayment Date prepay in full all of the Notes held by holders which have so accepted such offer of prepayment. The prepayment price of the Notes payable upon the occurrence of any Change of Control shall be an amount equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment.

       (b)(1) Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Change of Control, each holder of the Notes shall have the right by delivery of written notice to the Company to require the Company to prepay, and the Company will prepay, such holder's Notes in full, together with accrued interest thereon to the date of prepayment. Notice of any required prepayment pursuant to this SECTION 2.3(B)(1) shall be delivered by any holder of the Notes which was entitled to, but did not receive, such Company Notice to the Company after such holder has actual knowledge of such Change of Control. On the date (the "Change of Control Delayed Prepayment Date") designated in such holder's notice (which shall be not more than 90 days nor less than 30 days following the date of such holder's notice), the Company shall prepay in full all of the Notes held by such holder, together with accrued interest thereon to the date of prepayment. If the holder of any Note gives any notice pursuant to this SECTION 2.3(B)(1), the Company shall give a Company Notice within three Business Days of receipt of such notice and identify the Change of Control Delayed Prepayment Date to all other holders of the Notes and each of such other holders shall then and thereupon have the right to accept the Company's offer to prepay the Notes held by such holder in full and require prepayment of such Notes by delivery of a Noteholder Notice within 20 days following receipt of such Company Notice; provided only that any date for prepayment of such holder's Notes shall be the Change of Control Delayed Prepayment Date. On the Change of Control Delayed Prepayment Date, the Company shall prepay in full the Notes of each holder thereof which has accepted such offer of prepayment at a prepayment price equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment.
          (2) Compliance with the provisions of this SECTION 2.3(B) shall not be deemed to constitute a waiver of, or consent to, any Default or Event of Default caused by any violation of the provisions of SECTION 2.3(A).

           Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to SECTION 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) the estimated premium, together with a reasonably detailed computation of such estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

           Section 2.5. Application of Prepayments. All partial prepayments made pursuant to SECTION 2.1 or SECTION 2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid

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principal amounts thereof.  All partial prepayments made pursuant to SECTION
2.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

           Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this SECTION 2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, no later than 1:00 p.m. Chicago, Illinois time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing. If for any reason whatsoever the Company does not make any such payment by such 1:00 p.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Overdue Rate.

SECTION 3.                  REPRESENTATIONS.

           Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

           Section 3.2. Representations of the Purchaser. (a) You represent, and in entering into this Agreement the Company understands, that
(1) you are an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and (2) you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control. You understand that the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities act and may be resold only if registered pursuant to the provisions of such Securities Act or such state laws or if an exemption from registration is available, except under circumstances where neither such registration nor any such exemption is required by law. You further understand and acknowledge that the Notes shall bear the following legend:

         THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES
         ACT OF 1933, AS AMENDED. THIS NOTE MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER SAID ACT OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

provided that the legend may be removed from the Notes of a holder upon delivery of an opinion of counsel (which may be internal counsel for such holder) that such legend is no longer required.

         (b) You further represent that at least one of the following statements concerning each source of funds to be used by you to purchase the Notes is accurate as of the Closing Date:

                 (1) the source of funds is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and the purchase of the Notes by you is eligible for and satisfies the requirements of PTE 95-60;

                 (2) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase (for the purpose of this clause (2), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

                 (3) all or part of such funds constitute assets of a bank collective investment fund maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such collective investment fund exceed 10% of the total assets or are expected to exceed 10% of the total assets of such fund as of the date of such purchase (for the purpose of this clause (3), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

                 (4) all or part of such funds constitute assets of one or more employee benefit plans, each of which has been identified to the Company in writing;

                 (5) you are acquiring the Notes for the account of one or more pension funds, trust funds or agency accounts, each of which is a "governmental plan" as defined in Section 3(32) of ERISA;

                 (6) the source of funds is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984), provided that no other party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and during the immediately preceding one year has exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause (6) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plans; or

                 (7) if you are other than an insurance company, all or a portion of such funds consists of funds which do not constitute "plan assets".

         The Company shall deliver a certificate on the Closing Date which certificate shall either state that (i) it is neither a "party in interest" (as defined in Title I, Section 3(14) of ERISA) nor a "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended), with respect to any plan identified pursuant to clauses (2), (3) or
(4) above, or (ii) with respect to any plan identified pursuant to clause (6) above, neither it nor any "affiliate" (as defined in Section V(c) of PTE 84-14) is described in the proviso to said clause (6). As used in this SECTION 3.2(B), the terms "separate account" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA and the term "plan assets" shall have the meaning assigned to it in Department of Labor Regulation 29 C.F.R.
Section 2510.3-101.

SECTION 4.       CLOSING CONDITIONS.

         Section 4.1. Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

                  (a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (1) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (2) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (3) no Default or Event of Default has occurred and is continuing.

                  (b) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Denis G. Daly, Esq.,





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
         General Counsel of the Company, and Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C., special counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

                  (c) Company's Existence and Authority. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company as you may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

                  (d) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in SECTION 1.3.

                  (e) Private Placement Number. On or prior to the Closing Date, special counsel to the Purchasers shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

                  (f) Funding Instructions. At least three Business Days prior to the Closing Date, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (1) the name and address of the transferee bank, (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

                  (g) Special Counsel Fees. Concurrently with the delivery of the Notes to you on the Closing Date, the charges and disbursements of Chapman and Cutler, your special counsel, shall have been paid by the Company.

                  (h) Legality of Investment. The Notes to be purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws).

                  (i) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate)





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
           of all legal documents or proceedings taken in connection with the consummation of said transactions.

           Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in SECTION 4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in SECTION 4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this SECTION 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5.         COMPANY COVENANTS.

         From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

           Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by SECTION 5.10.

           Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

           Section 5.3. Taxes, Claims for Labor and Materials; Compliance with Laws. (a) The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (2) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.





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
          (b) The Company will promptly comply and will cause each Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries or would result in any Lien not permitted under SECTION 5.9.

           Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

           Section 5.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

           Section 5.6. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than (a) 90,000,000 plus (b) 25% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending after August 31, 1995; provided that notwithstanding that Consolidated Net Earnings for any such elapsed fiscal year may be a deficit figure, no reduction as a result thereof shall be made in the sum to be maintained pursuant hereto.

           Section 5.7. Maintenance of Consolidated Indebtedness. The Company will not at any time permit Consolidated Indebtedness to exceed 60% of Consolidated Total Capitalization.

           Section 5.8.     Limitations on Consolidated Priority Indebtedness.
(a) The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Consolidated Priority Indebtedness, except:

                  (1) Consolidated Priority Indebtedness of the Company and its Subsidiaries outstanding as of the Closing Date and reflected on
         Schedule II hereto, or any extension, renewal or refunding of any such Consolidated Priority Indebtedness; provided that (i) such extension, renewal or refunding of such Consolidated Priority Indebtedness shall be without increase in the principal amount thereof at the time of such extension, renewal or refunding, (ii) in the case of secured Consolidated Priority Indebtedness, the related Lien shall attach solely to the same such property, and (iii) at the time of such extension,





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
         renewal or refunding and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and

                  (2) additional Consolidated Priority Indebtedness of the Company and its Subsidiaries incurred after the Closing Date; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

         (i)    no Default or Event of Default would exist; and

         (ii) Consolidated Priority Indebtedness would not exceed an amount equal to 20% of Consolidated Net Worth.

          (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this SECTION 5.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such corporation existing immediately after it becomes a Subsidiary.

                 Section 5.9. Limitation on Liens. (a) The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

                  (1) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by SECTION 5.3;

                  (2) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

                  (3) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                  (4) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company, and the Company and its Subsidiaries, taken as a whole, or the value of such properties for the purpose of such business;

                  (5) Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly-owned Subsidiary;

                  (6) Liens existing as of the Closing Date and described on Schedule II hereto and any extensions, renewals or replacements, in whole or in part, of any such Lien, provided that (i) such extension, renewal or replacement of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or replacement, (ii) such Lien shall attach solely to the same property theretofore subject to such Lien and (iii) after giving effect to any such extension, renewal or refunding and to the application of the proceeds thereof, no Default or Event of Default would exist;

                  (7) Liens created or incurred after the Closing Date given to secure the payment of the purchase price or cost of construction of property or assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property or assets at the time of acquisition thereof, whether or not such existing Liens were given to secure the payment of the purchase price of the property or assets to which they attach, provided that (i) except in connection with industrial development bond financings where applicable law shall otherwise require, the Lien shall attach solely to the property or assets acquired, purchased or constructed, (ii) such Lien shall have been created or incurred within 180 days of the date of acquisition or purchase or of completion of construction, as the case may be, (iii) at the time of acquisition or purchase or the date of completion of construction, as the case may be, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary, shall not exceed fair market value at the time of acquisition or purchase or the date of completion of the construction





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
         of such property or assets (as determined in good faith by the Board of Directors of the Company) and (iv) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness relating to such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

                  (8)     Liens affixed on real or personal property existing
         (i) at the time of acquisition thereof, whether or not the Indebtedness secured thereby is assumed by the Company or any of its Subsidiaries, or (ii) on the property or outstanding shares of a corporation at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties or outstanding shares or Indebtedness of a corporation or firm as an entirety to the Company or a Subsidiary; provided that (A) the amount of Indebtedness secured by such Liens shall not exceed an amount equal to the fair market value of such real or personal property (as determined in good faith by the Board of Directors of the Company) and (B) at the time of the creation, issuance, assumption, guarantee or incurrence of the Indebtedness relating to any such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and

                  (9) Liens created or incurred after the Closing Date given to secure Indebtedness of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (1) through
         (8) hereof, provided that all Indebtedness secured by such Liens shall have been incurred within the limitations provided in SECTION 5.8(A)(2).

          (b) If at any time the Company is requested by any holder of Indebtedness of the Company or any Subsidiary to grant a Lien (other than a Lien expressly permitted by SECTION 5.9(A)) on any of the property or assets of the Company or any of its Subsidiaries as security for the payment of such Indebtedness, then and in such event the Company shall at least ten Business Days prior to the granting of any such Lien so notify the holders of the Notes and, concurrently with the granting of such Lien, the Company shall, in a manner satisfactory to the Requisite Holders, equally and ratably secure the Notes with the such Indebtedness under and pursuant to a mortgage, security agreement or other agreement securing such Indebtedness and pursuant to an intercreditor agreement to be entered into by the holder or holders of such Indebtedness with the holders of the Notes confirming such equal and ratable security of the such Indebtedness and the Notes, and the Company shall furnish to the holders of the Notes on the date of the creation or incurrence of such Lien an opinion of independent counsel (which independent counsel shall be satisfactory to the Requisite Holders) to such effect and otherwise in form and substance satisfactory to the Requisite Holders.





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          Section 5.10.     Mergers, Consolidations and Sales of Assets.  (a)
The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

                  (1) any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

                  (2) the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the "surviving corporation") is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

                  (3) the Company may sell or otherwise dispose of all or substantially all of its assets (other than stock and Indebtedness of a Subsidiary, which may only be sold or otherwise disposed of pursuant to SECTION 5.10(C)) to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company, a copy of which determination, certified by the Secretary or an Assistant Secretary of the Company, shall have been furnished to the holders of the Notes) at the time of such sale or other disposition if (i) the acquiring Person is a corporation organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal,





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
         valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.

          (b) The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in SECTION 5.10(A)(3)); provided that the foregoing restrictions do not apply to:

                  (1) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

                  (2)     the sale of the Flagg Brass Division Assets; or

                  (3) the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

                           (i) such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the period from the date of this Agreement to and including the date of the sale of such assets (other than in the ordinary course of business), exceed 25% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year;

                          (ii) in the opinion of the Company's Board of Directors, the sale is for fair value and is in the best interests of the Company; and

                         (iii) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

         provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within twelve months of the date of sale of such assets to either (A) the acquisition of, or Binding Commitment to acquire, fixed assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in SECTION 5.5 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Indebtedness of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in SECTION 2.2.

         Computations pursuant to this SECTION 5.10(B) shall include dispositions made pursuant to SECTION 5.10(C) and computations pursuant to
SECTION 5.10(C) shall include dispositions made pursuant to this SECTION
5.10(B).

          (c) The Company will not, and will not permit any Subsidiary to, sell, pledge or otherwise dispose of any shares of the stock (including as "stock" for the purposes of this SECTION 5.10(C) any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary (said stock, options, warrants and other Securities herein called "Subsidiary Stock") or any Indebtedness of any Subsidiary, nor will any Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

                  (1)     the issue of directors' qualifying shares; or

                  (2)     the issue of Subsidiary Stock to the Company; or

                  (3) the sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate) of the entire investment of the Company and its other Subsidiaries in any Subsidiary if all of the following conditions are met:

                           (i) such assets (valued at net book value) of such Subsidiary do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the period from the date of this Agreement to and including the date of the sale of such assets (other than in the ordinary course of business), exceed 25% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year;

                          (ii) in the opinion of the Company's Board of Directors, the sale is for fair value and is in the best interests of the Company;

                         (iii) immediately after the consummation of the transaction and after giving effect thereto, such Subsidiary shall have no Indebtedness of or continuing investment in the capital stock of the Company or of any Subsidiary and any such Indebtedness or investment shall have been discharged or acquired, as the case may be, by the Company or a Subsidiary; and





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
                          (iv) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

         provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied, within twelve months of the date of sale of such assets to either (A) the acquisition of, or Binding Commitment to acquire, fixed assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in SECTION
         5.5 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Indebtedness of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided
         SECTION 2.2.

         Computations pursuant to this SECTION 5.10(C) shall include dispositions made pursuant to SECTION 5.10(B) and computations pursuant to
SECTION 5.10(B) shall include dispositions made pursuant to this SECTION
5.10(C).

          Section 5.11.     Repurchase of Notes.  Except as provided in SECTION
2.2 or SECTION 2.3, neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes.

          Section 5.12. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

          Section 5.13. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

          Section 5.14. Notes to Rank Pari Passu. The Company will keep and maintain the obligation of the Company with respect to the Notes and all other monetary obligations outstanding at any time owing to the holders of the Notes under this Agreement as direct obligations of the Company ranking pari passu as against assets of the Company with all of the





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present and future unsecured Senior Indebtedness of the Company with the exception of Indebtedness secured by Liens maintained within the limitations of
SECTION 5.9(A).

          Section 5.15. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this
SECTION 5.15 and concurred in by the independent public accountants referred to in SECTION 5.15(B)), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

                  (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                           (1)    consolidated statements of financial
                 condition of the Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

                           (2) consolidated statements of operations and retained earnings of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                           (3) a consolidated statement of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

                  (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

                           (1)    consolidated statements of financial
                 condition of the Company and its Subsidiaries as of the close of such fiscal year, and

                           (2) consolidated statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year,

         in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

                  (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants;

                  (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to its creditors and stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

                  (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (1) a Reportable Event with respect to any Plan; (2) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (3) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (4) a non-exempt "prohibited transaction" within the meaning of
         Section 406 of ERISA in connection with any Plan; (5) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;





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                  (f)     Officer's Certificates.  Within the periods provided
         in paragraphs (a) and (b) above, a certificate of the chief financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of SECTIONS 5.6 through 5.15 at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

                  (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof; and

                  (h) Requested Information. With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of you or such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Company.





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         You agree that you will keep confidential in accordance with your internal policies and procedures in effect from time to time any written information with respect to the Company or its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Company or its Subsidiaries to you in writing as confidential, provided that you may disclose any such information (1) as has become generally available to the public (other than as a consequence of your actions) or to you on a non-confidential basis from a source other than the Company or its Subsidiaries or as was known to you on a non-confidential basis prior to its disclosure by the Company or its Subsidiaries, (2) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (3) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (4) to the extent that you reasonably believe it appropriate in order to protect your investment in the Notes or in order to comply with any law, order, regulation or ruling applicable to you, (5) to your officers, trustees, employees, auditors or counsel or to rating agencies or another holder of the Notes, (6) to Persons who are parties to similar confidentiality agreements, or (7) to the prospective transferee in connection with any contemplated transfer of any of the Notes by you. By its acceptance of a Note, any transferee shall be bound by the terms of this SECTION 5.15.

SECTION 6.       EVENTS OF DEFAULT AND REMEDIES THEREFOR.

         Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

                  (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

                  (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in SECTION 2.1; or

                  (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

                  (d) Default shall occur in the observance or performance of any covenant or agreement contained in SECTION 5.6 through SECTION
         5.10 or SECTION 6.2; or

                  (e) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of





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
         (1) the day on which a Responsible Officer of the Company first obtains knowledge of such default, or (2) the day on which written notice thereof is given to the Company by the holder of any Note; or

                  (f) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating in excess of $5,000,000 in principal amount outstanding may be issued and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                  (g) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating in excess of $5,000,000 may be issued and such default or event shall result in the acceleration of the maturity of any Indebtedness for borrowed money of the Company or any Subsidiary outstanding thereunder; or

                  (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

                  (i) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 (net of insurance proceeds to the extent the insurer has acknowledged liability in writing) is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 45 days from the date of its entry; or

                  (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

                  (k) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or





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                  (l)     Bankruptcy, reorganization, arrangement or insolvency
         proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

           Section 6.2. Notice to Holders. When any Event of Default described in the foregoing SECTION 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within five days of such event to all holders of the Notes then outstanding.

           Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of SECTION 6.1 has happened and is continuing, any holder of any Note may, by notice in writing sent to the Company in the manner provided in SECTION 9.6, declare the entire principal and all interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (a) through (i), inclusive, of said SECTION
6.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of the Notes at the time outstanding may, by notice in writing to the Company in the manner provided in SECTION 9.6, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j), (k) or (l) of SECTION 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

           Section 6.4.     Rescission of Acceleration.  The provisions of
SECTION 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been





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
declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of SECTION 6.1, the Requisite Holders may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                  (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

                  (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under SECTION 6.3) shall have been duly paid; and

                  (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to SECTION 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.       AMENDMENTS, WAIVERS AND CONSENTS

         Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Requisite Holders; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (a) which will change the time of payment (including any prepayment required by SECTION 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this SECTION 7 or SECTION 6.

         Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration,





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
whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Company shall provide a true, correct and complete copy thereof to each of the holders of the Notes.

         Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.       INTERPRETATION OF AGREEMENT; DEFINITIONS.

         Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         "Acquiring Person" shall mean a "person" or "group of persons" within the meaning of Section 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended.

         "Affiliate" shall mean any Person (other than a Subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Binding Commitment" shall mean, with respect to the acquisition of assets to be used in the operation of the business of the Company and its Subsidiaries as described in SECTION 5.5, a binding agreement, in writing, between the Company and the seller of such assets pursuant to which the Company agrees to purchase such assets for a specified price and on a specified date, which date shall not be more than 60 days following the date such agreement is entered into.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Dayton, Ohio or Chicago, Illinois are required by law to close or are customarily closed.





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
         "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

         "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet (or the statements of financial condition) of such Person.

         "Change of Control" shall mean the earliest to occur of: (1) the date the Company enters into a binding written agreement with an Acquiring Person to permit such Acquiring Person to acquire, directly or indirectly, beneficial ownership of more than 50% of the total Voting Stock of the Company then outstanding, or (2) the date a tender offer or exchange offer results in an Acquiring Person, directly or indirectly, beneficially owning more than 50% of the total Voting Stock of the Company then outstanding, or (3) the date an Acquiring Person becomes, directly or indirectly, the beneficial owner of more than 50% of the total Voting Stock of the Company then outstanding, or (4) the date of a merger between the Company and any other Person, a consolidation of the Company with any other Person or an acquisition of any other Person by the Company, if immediately after such event, an Acquiring Person shall hold more than 50% of the total Voting Stock of the Company outstanding immediately after giving effect to such merger, consolidation or acquisition, or, if the Company shall not be the surviving entity, of the surviving, resulting or continuing corporation, or (5) during any period of twelve consecutive calendar months, the date on which individuals who served as Directors on the Company's Board of Directors on the first day of such period shall cease to constitute a majority of the Board of Directors of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

         "Company" shall mean Amcast Industrial Corporation, an Ohio corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Amcast Industrial Corporation.

         "Consolidated Indebtedness" shall mean all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

         "Consolidated Net Earnings" for any period shall mean the net income of the Company and its Subsidiaries for such period determined in accordance with GAAP, excluding (a) extraordinary items, and (b) any equity interest of the Company on the unremitted earnings of any corporation which is not a Subsidiary.





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         "Consolidated Net Worth" shall mean, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP.

         "Consolidated Priority Indebtedness" shall mean the sum of (a) Indebtedness of the Company secured by any Lien other than Liens permitted by SECTIONS 5.8(A)(1) through (8), plus (b) all Indebtedness of the Company's Subsidiaries.

         "Consolidated Total Assets" shall mean as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "Consolidated Total Capitalization" shall mean as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth.

         "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

         "Environmental Law" shall mean any international, federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility





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
for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof, and all rules, regulations, guidance documents and publications promulgated thereunder.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

         "Event of Default" shall have the meaning set forth in SECTION 6.1.

         "Flagg Brass Division Assets" shall mean the assets of the Company used to manufacture brass pipe fittings in the operation of the Stanley G. Flagg Division of the Company located in Stowe, Pennsylvania, which Division is identified in Item 2 of the Company's August 31, 1994 Form 10-K as a discontinued operation.

         "GAAP" shall mean generally accepted accounting principles at the time.

         "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or (2) to maintain working capital or any balance sheet or income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or
(d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend





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
shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), as amended;
(b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

         "Indebtedness" of any Person shall mean and include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
(c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals, (e) Guaranties of obligations of others of the character referred to in this definition and (f) obligations of such Person in respect of mandatorily redeemable Preferred Stock. Indebtedness of the Company and its Subsidiaries shall be determined on a consolidated basis after eliminating intercompany items. In no event shall Indebtedness include
(i) Unfunded Pension Liability of the Plans of the Company and its Subsidiaries which amount, as of August 31, 1995, is reflected on Schedule II hereto and
(ii) letters of credit given to secure statutory worker's compensation bonds.

         "Institutional Holder" shall mean any of the following Persons: (a) any bank, savings and loan association, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity, (b) any charitable foundation, (c) any insurance company, (d) any fraternal benefit society, (e) any pension, retirement or profit-sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent,
(f) any investment company or business development company, as defined in the Investment Company Act of 1940, as amended, (g) any small business investment company licensed under the Small Business Investment Act of 1958, as amended,





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(h) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Advisers Act of 1940, as amended, (i) any government, any public employees' pension or retirement system, or any other government agency supervising the investment of public funds, (j) any other entity all of the equity owners of which are Institutional Holders or (k) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A, as from time to time in effect, promulgated under the Securities Act of 1933, as amended.

         "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

         "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a) the aggregate resent value as of the date of such prepayment or payment of each dollar of principal being prepaid or paid (taking into account the application of such prepayment or payment required by SECTION 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment or payment) that would have been payable in respect of such dollar if such prepayment or payment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate is equal to or higher than 7.09%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

                 "Reinvestment Rate" shall mean (1) the sum of 0.50%, plus the yield reported on page "USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States government Securities) at 11:00 A.M. (Chicago, Illinois time) for the United States government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal of the Notes being prepaid or paid (taking into account the application of such prepayment or payment required by SECTION 2.1) or (2) in the event that no nationally recognized trading screen reporting on-line intraday trading in the United States government Securities is available, Reinvestment Rate shall mean the sum of 0.50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal of the Notes being prepaid or paid (taking into account the application of such prepayment or payment required by SECTION 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the "Reinvestment Rate", the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

                 "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Requisite Holders.

                 "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment or payment had not been made, less (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment or payment and the application thereof in accordance with the provisions of SECTION 2.1, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totalling the products obtained in (1).

         "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Stock.

         "Multiemployer Plan" shall have the same meaning as in ERISA.

         "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) the greater of (1) 9.09% per annum and (2) the rate which Morgan Guaranty Trust Company of New York, New York City, New York, announces from time to time as its prime lending rate as in effect from time to time, not to exceed 11%.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Person" shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "Plan" shall mean a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

         "Purchasers" shall have the meaning set forth in SECTION 1.1.

         "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Reportable Event" shall have the same meaning as in ERISA.

         "Requisite Holders" shall mean the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes.

         "Responsible Officer" shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or any other financial officer of the Company.

         "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "Senior Indebtedness" shall mean and include the Notes and all other outstanding Indebtedness of the Company which is not expressed to be junior or subordinate to any other Indebtedness of the Company.

         The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

         "Unfunded Pension Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

         "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

           Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

           Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9.     MISCELLANEOUS.

           Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided, any Note issued pursuant to this Agreement.

         At any time and from time to time the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing. Each holder by its acceptance of any Note agrees that any transfer of such Note shall be made in compliance with all applicable Federal and state securities laws.

         The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such holder.

           Section 9.2. Exchange of Notes. At any time and from time to time, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $500,000 (or such lesser amount as shall constitute 100% of the Notes of such holder) or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

           Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

           Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees to pay, within 10 Business Days of receipt thereof, supplemental statements of Chapman and Cutler for disbursements unposted or not incurred as of the Closing Date. The Company further agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company agrees to pay the cost of obtaining the private placement number for the Notes and authorizes the submission of such information as may be required by Standard & Poor's CUSIP Service Bureau for the purpose of obtaining such number.

           Section 9.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

           Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 7887 Washington Village Drive, Dayton, Ohio 45459,
Attention: Treasurer, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

           Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

           Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

           Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

          Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Ohio law, including all matters of construction, validity and performance.

          Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                                  AMCAST INDUSTRIAL CORPORATION



                                                  By
                                                     Its

Accepted as of November __, 1995.

                                                  [VARIATION]



                                                  By
                                                     Its

NAME AND ADDRESSES
         AMOUNTS OF
     OF PURCHASERS
------------------
         COMMITMENTS
         -----------

THE NORTHWESTERN MUTUAL LIFE                                    $25,000,000
  INSURANCE COMPANY
720 East Wisconsin Avenue
Milwaukee, Wisconsin  53202
Attention:  Securities Department
Telecopier Number:  (414) 299-7124

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Amcast Industrial Corporation, 7.09% Senior Notes due November 7, 2005, PPN 023395 A@5, principal or interest") to:

              Bankers Trust Company (ABA #0210-01033)
              One Bankers Trust Plaza
              New York, New York  10005

              for credit to: The Northwestern Mutual Life Insurance Company Account Number 00-000-027

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment to be addressed, Attention: Treasurer's Department/Securities Operations.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  39-0509570





                                   Schedule I
                              (to Note Agreement)

NAME AND ADDRESSES
         AMOUNTS OF
     OF PURCHASERS
------------------
         COMMITMENT
         ----------

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY                     $25,000,000
711 High Street
Des Moines, Iowa  50392-0800
Attention:  Investment Department-Securities Division
Regarding Bond Number OBI *07*S*60557@
Telefacsimile:  (515) 248-2490
Confirmation:  (515) 248-3495

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Amcast Industrial Corporation, 7.09% Senior Notes due November 7, 2005, PPN 023395 A@5, Bond Number OBI *07*S*60557@, principal, premium or interest") to:

         ABA No. 073000228
         Norwest Bank Iowa, N.A.
         Des Moines, Iowa 50309

         For credit to:

         A. In the case of the Note originally issued in the denomination of $21,000,000:

              Principal Mutual Life Insurance Company
              Account No. 014752

         B. In the case of the Note originally issued in the denomination of $4,000,000:

              Principal Mutual Life Insurance Company
              Account No. 032395
Notices

All notices concerning payment on or in respect of the Notes, to:





                                      I-43

         Principal Mutual Life Insurance Company
         711 High Street
         Des Moines, Iowa  50392-0960
         Attention:  Investment Department--Accounting & Treasury
         Telefacsimile:  (515) 247-5930

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  42-012-7290





                                      I-44

                      DESCRIPTION OF INDEBTEDNESS, LEASES
                         AND UNFUNDED PENSION LIABILITY

1. Indebtedness (other than Capitalized Rentals) and Liens related thereto of the Company and its Subsidiaries outstanding on the Closing Date is as follows:

           OBLIGATION                      PRINCIPAL                        FINAL                        COLLATERAL
                                            AMOUNT                        MATURITY


2. Capitalized Leases of the Company and its Subsidiaries outstanding on the Closing Date are as follows:





3. Unfunded Pension Liability of Plans of the Company and its Subsidiaries as of August 31, 1995 is as follows:


                                      None





                                  SCHEDULE II
                              (to Note Agreement)

                          SUBSIDIARIES OF THE COMPANY

                                                                                             PERCENTAGE OF VOTING STOCK OWNED BY
                                                                                               COMPANY & EACH OTHER SUBSIDIARY
                                                        JURISDICTION OF INCORPORATION
               NAME OF SUBSIDIARY
 Amcast Aviation Corporation                        Ohio                                                100%
 Amcast Industrial Limited                          Ontario, Canada                                     100%
 Elkhart Products Corporation                       Indiana                                             100%
 WheelTek Inc.                                      Indiana                                             100%
 Amcast Industrial Investment Corporation           Delaware                                            100%
 Amcast Industrial Financial Services, Inc.         Ohio                                                100%
 Amcast Industrial Sales Corporation                U.S. Virgin Islands                                 100%
 Amcast Automotive, Inc.                            Michigan                                            100%
 Casting Technology Company                         Indiana General Partnership                  Partnership:
                                                                                                 ------------
                                                                                                 Amcast (ACT) - 60%

                                                                                                 Izumi - 40%
 Amcast Casting Technologies, Inc.                  Indiana                                             100%





                                  SCHEDULE II
                              (to Note Agreement)

                                USE OF PROCEEDS


         Amcast's issuance of the Notes will be used to support the Company's capital investments in new plants, expansions of existing plants, new products development and program launches, as well as for other general corporate and business purposes.





                                  SCHEDULE III
                              (to Note Agreement)

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER SAID ACT OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                         AMCAST INDUSTRIAL CORPORATION


                               7.09% Senior Note
                             Due November 7, 2005
No.
                              ____________, ____
$
         PPN 023395 A@5
         AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                      on the seventh day of November, 2005
                            the principal amount of

                                                             DOLLARS ($        )

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.09% per annum from the date hereof until maturity, payable quarterly on the seventh day of February, May, August and November in each year (commencing on February 7, 1996) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) the greater of (1) 9.09% per annum and (2) the rate which Morgan Guaranty Trust Company of New York, New York City, New York, announces from time to time as its prime lending rate as in effect from time to time, not to exceed 11%.





                                   EXHIBIT A
                              (to Note Agreement)

         Both the principal hereof and interest hereon are payable at the principal office of the Company in Dayton, Ohio in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately preceding Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Dayton, Ohio or Chicago, Illinois are required by law to close or are customarily closed.

         This Note is one of the 7.09% Senior Notes due November 7, 2005 (the "Notes") of the Company in the aggregate principal amount of $50,000,000 issued or to be issued under and pursuant to the terms and provisions of the separate Note Agreements, each dated as of November 1, 1995 (the "Note Agreements"), entered into by the Company with the original Purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

         This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

         The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

         This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

         This Note and said Note Agreements are governed by and construed in accordance with the laws of Ohio, including all matters of construction, validity and performance.


                                                   AMCAST INDUSTRIAL CORPORATION





                                      A-49

                                                               By
                                                                   Its





                                      A-50

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to you as follows:

           1. Subsidiaries. Schedule II attached to the Agreements states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

           2. Corporate Organization and Authority. The Company, and each Subsidiary,

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                  (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

                  (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

           3. Financial Statements. (a) The consolidated statements of financial condition of the Company and its consolidated Subsidiaries as of August 31 in each of the years 1990 to 1994, both inclusive, and the statements of operations and retained earnings and cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Ernst & Young LLP, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of such dates and the results of their operations and changes in their cash flows for such periods. The unaudited consolidated statements of financial condition of the Company and its consolidated Subsidiaries as of May 28, 1995, and the unaudited statements of operations and retained earnings and cash flows for the nine-month period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their cash flows for such period.





                                   EXHIBIT B
                              (to Note Agreement)

          (b) Since August 31, 1994, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

           4. Indebtedness, Liens and Unfunded Pension Liability. Schedule II attached to the Agreements correctly describes all Indebtedness of the Company and its Subsidiaries and Liens related thereto and all Capitalized Leases of the Company and its Subsidiaries outstanding on the Closing Date and the Unfunded Pension Liability of Plans of the Company and its Subsidiaries.

           5. Full Disclosure. Neither the financial statements referred to in paragraph 3 hereof, nor the Agreements, or any other written statement furnished by the Company to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

           6. Pending Litigation. Except as disclosed in Annex 1 hereto, there are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

           7. Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent statements of financial condition referred to in paragraph 3 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreements.

           8. Patents and Trademarks. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others other than the patent matter described in Annex 1 hereto.





                                      B-52

           9. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreements and the Notes --

                  (a)     are within the corporate powers of the Company;

                  (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

                  (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreements and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

          10. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Indebtedness for borrowed money and is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

          11. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreements or the issuance, sale or delivery of the Notes or compliance by the Company with any of the provisions of the Agreements or the Notes.

          12. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before August 31, 1991, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against





                                      B-53
it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

          13. Use of Proceeds. The net proceeds from the sale of the Notes will be used for capital expansion as described in Schedule III attached to the Agreement and for other corporate purposes. None of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation
G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

          14. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security to or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers and not more than 13 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security to or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

          15. ERISA. The consummation of the transactions provided for in the Agreements and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and
(c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last





                                      B-54
annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers.

          16. Compliance with Law. (a) Neither the Company nor any Subsidiary (1) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (2) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially affect adversely the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreements or the Notes. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

          (b) Without limiting the provisions of clause (a) of this paragraph 16, except as disclosed in Annex 2 hereto, the Company is in compliance with all applicable Environmental Laws, the failure to comply with which would materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under the Agreements or the Notes.

          17. Investment Company Act. The Company is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, required to register as an "investment company" under the Investment Company Act of 1940, as amended.

          18. Foreign Assets Control Regulations, etc. Neither the Company nor any Affiliate of the Company is, by reason of being a "national" of "designated foreign country" or a "especially designated national" within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, subject to any restriction or prohibition under, or is in violation of, any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.





                                      B-55

                           DESCRIPTION OF LITIGATION


                        [TO BE PROVIDED BY THE COMPANY]





                                    ANNEX 1
                                 (to Exhibit B)

                DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION

         The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by SECTION 4.1 of the Note Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

                   1. The Company is a corporation, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and the corporate authority to execute and deliver the Note Agreements and to issue the Notes.

                   2. The Note Agreements have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding contracts of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

                   3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

                   4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements does not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

         The opinion of Chapman and Cutler shall also state that the opinions of Denis G. Daly, Esq. and Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. are satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon.

         In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely solely upon an examination of the Articles of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Ohio, the By-laws of the





                                   Exhibit C
                              (to Note Agreement)

Company and the General Corporation Law of the State of Ohio. The opinion of Chapman and Cutler is limited to the laws of the State of Illinois, the General Corporation Law of the State of Ohio and the Federal laws of the United States.

         With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.





                                      C-58

           DESCRIPTION OF CLOSING OPINIONS OF COUNSEL TO THE COMPANY

         The closing opinions of Denis G. Daly, Esq., General Counsel of the Company, and Reinhart Boerner, Van Deuren, Norris & Rieselbach, P.C., special counsel for the Company, which are called for by SECTION 4.1 of the Note Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and, taken together, shall be to the effect that:

                   1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Ohio, has the corporate power and the corporate authority to execute and perform the Note Agreements and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

                   2. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

                   3. Each Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

                   4. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity





                                   EXHIBIT D
                              (to Note Agreement)

         (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

                   5. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution, delivery and performance of the Note Agreements or the Notes.

                   6. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Articles of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

                   7. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements does not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

                   8. The issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and contemplated by the Note Agreements do not violate or conflict with Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                   9. There is no litigation pending or, to the best knowledge of such counsel, threatened which in such counsel's opinion could reasonably be expected to have a materially adverse effect on the Company's business or assets or which would impair the ability of the Company to issue and deliver the Notes or to comply with the provisions of the Note Agreements.

         The opinions of Denis G. Daly, Esq. and Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinions are based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company. The opinion of Denis G. Daly, Esq. shall state that Chapman and Cutler may rely on such opinion for all matters of Ohio Law.





                                      D-60












                                     204